Exhibit 99.2

Anda Divestiture – Investor/Analyst FAQs

1.	You announced this morning your plans to continue to focus your business on innovation and Rx brands by selling your Anda distribution business to Teva. Can you walk me through the accounting treatment and how you plan to report earnings for 2Q 2016?
•	We have historically reported Anda as a separate segment within our earnings reports.

•	The Anda distribution segment will be reported in Discontinued Operations along with our generics business. This reporting will continue until close of the Anda sale expected in the second half of 2016.

•	For second quarter 2016, Anda is expected to contribute approximately $375 million in net revenues (excluding sales of Allergan’s branded products) and approximately $0.05 in earnings per share. These amounts will no longer be included in our Continuing Operations.

•	In addition to the sales by Anda of products manufactured by third parties now included in Discontinued Operations, total Continuing Operations revenues will also be lower by the revenues from Allergan products that are distributed by Anda. These sales approximated $25M in Q2.

•	You should note that the revenue from Allergan products distributed by Anda will continue to be reflected in the respective business segments (and offset in the Corporate category). As a result, the sum of the reported revenue of the Company’s business segments will not agree to continuing operations revenues as reported on the Company’s income statement.

2.	What is the anticipated full year 2016 revenue and EPS contribution for Anda?
•	For the full year 2016, Anda is expected to contribute $1.5 billion in third-party net revenue and $0.15 in EPS.

•	The guidance that we will provide at our upcoming earnings conference call will be full year 2016 continuing operations and will exclude Anda from the full year period assuming the divestiture happened on January 1, 2016.

3.	How should we update our models for the upcoming quarter?
•	Our results will be reported as continuing operations. We will not include the contribution from the Anda business or the Global Generics business divestiture in our continuing operations, while you have been excluding the impact of the Global Generics business since the third quarter of 2015, you should now also remove Anda results from your revenue and earnings estimates going forward beginning with the upcoming second quarter 2016 earnings results on August 8th.

4.	Can you quantify the impact on margins going forward?
•	The sale of Anda will increase our SG&A as a % of revenue, driven by the loss of Anda revenues. However, our operating margins will improve substantially as a result of the sale of Anda given its low contribution margins.

•	For perspective, our segment contribution margins for our total branded business in Q1 2016 were approximately 64.2% (which excludes research and development expenses) while Anda’s contribution margin was 6.3%.

5.	Why didn’t you just include the Anda distribution business in the original sale to Teva?
•	As a result of the short timing from negotiation to announcement of the original Teva generics agreement, we focused initially on completing the Actavis global generics business sale to Teva. Post announcement, we began to evaluate strategic options for Anda and concluded that Teva was the natural and most logical buyer and offered the benefits of no financing risk, speed and certainty of close which were important to us as we focused on our future as a branded Growth Pharma leader.

6.	Did you negotiate any distribution agreements with Teva for your branded products as part of this transaction?
•	Yes, there is an agreement in place where Teva will continue to distribute our products for a period of time following close.

•	The sales of our products that were distributed by Anda are not material and we anticipate no material impact to our business following the close of the Anda deal.

7.	How long will it take to close? What regulatory approvals are required?
•	The transaction contains customary conditions to closing, including antitrust clearance in the U.S. No shareholder vote is required at either Allergan or Teva. Closing is expected to occur in the second half of 2016.